Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	ADAM C. DERBYSHIRE	G. MICHAEL FREEMAN
	EXECUTIVE VICE PRESIDENT	ASSOCIATE VICE PRESIDENT, INVESTOR RELATIONS
	AND CHIEF FINANCIAL OFFICER	AND CORPORATE COMMUNICATIONS
	919-862-1000	919-862-1000

SALIX PRESENTS HIGHLY STATISTICALLY SIGNIFICANT RESULTS FROM THE PHASE III PIVOTAL STUDY OF RIFAXIMIN FOR THE PREVENTION AND MAINTENANCE OF REMISSION OF HEPATIC ENCEPHALOPATHY (HE)

Results from this HE Study to be Presented at European Association for the Study of the Liver (EASL) Annual Meeting

COPENHAGEN, DENMARK, April 23, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) today announced the presentation of new data from multiple analyses of its Phase III pivotal clinical trial evaluating the efficacy, safety and tolerability of rifaximin - a non-absorbed (<0.4%), gut selective antibiotic - in adult patients with hepatic encephalopathy (HE). These data will be presented during one oral and two poster sessions at the annual meeting of the European Association for the Study of the Liver (EASL) being held this week in Copenhagen (April 22 – 26, 2009).

These new data, from a large, randomized, placebo-controlled study of 299 patients, showed that patients who received rifaximin (1100 mg / day, dosed at 550 mg twice daily) for six months had highly statistically significant protection against clinical HE breakthrough episodes (58% risk reduction, p<0.0001) in the intent to treat (ITT) population. The analyses also showed that reduction of the risk of HE breakthrough was maintained across all subgroups in the study, indicating a high degree of consistency of the ITT outcome. Additionally, the data also indicated that rifaximin taken 550 mg twice daily (b.i.d) had a safety profile comparable to placebo in patients treated up to six months.

“In this Phase III, placebo-controlled study, rifaximin produced a highly significant effect in protecting patients with a history of hepatic encephalopathy from clinical breakthrough, increasing the duration of remission over six months, which is a substantial clinical finding,” said Nathan Bass, MD, Professor of Medicine at the University of California San Francisco. “Based on this study, and if approved, rifaximin could potentially be the first new clinical treatment option in the United States for patients with HE in almost 30 years.”

The Phase III study, a multinational, randomized, double-blind, placebo-controlled trial, was designed to assess the long-term (six months) efficacy, safety and tolerability of rifaximin in maintaining remission compared to placebo among patients with a history of HE. A total of 299 patients were randomized to either rifaximin (n=140) 550 mg / bid, or placebo (n=159). Patients with cirrhosis who had ≥2 episodes of HE (defined as Conn score ≥ 2) within 6 months prior to screening and were currently in remission (defined as a Conn score = 0 or 1) were enrolled in the study. The primary endpoint was time to first breakthrough HE episode (increase of Conn score to ≥2; or a Conn score and asterixis grade increase of 1 each, if baseline Conn score = 0).

Rifaximin is Effective in Maintaining Remission in Hepatic Encephalopathy: Results of a Large, Randomized, Placebo-Controlled Study

(Oral Presentation, Saturday, April 25, 8:30 – 8:45 am, General Session #93)

In an oral presentation, Dr. Bass and colleagues will present the results of the Phase III study. The data show that rifaximin significantly reduced the risk of an HE breakthrough episode by 58% compared to placebo (p<0.0001). At six months, breakthrough HE episodes were experienced by 22% of patients in the rifaximin group and 46% in the placebo group (p<0.0001). This outcome indicated that treatment of only four patients is required to prevent one case of breakthrough HE.

Chronic Administration of Rifaximin for the Maintenance of Remission of Hepatic Encephalopathy: A Sub-Group Analysis of the Phase III Trial

(Poster Presentation, Thursday, April 23, 8:00 – 8:30 pm, Poster #222)

Arun Sanyal, MD, and colleagues today presented a sub-group analysis from the Phase III study that demonstrated rifaximin had a highly statistically significant reduction in the risk of breakthrough HE versus placebo in the overall intent-to-treat (ITT) population by 58% (p<0.0001). This analysis evaluated the efficacy of rifaximin among patients with differing demographics and baseline characteristics to assess the consistency of the efficacy in the ITT population. The sub-groups were divided by geographic location and baseline demographics including gender, age, race, model for end-stage liver disease (MELD) score, Conn score, diabetes, days in remission, and episodes of HE in the six months prior to the study. The reduced risk of breakthrough HE versus placebo in the overall ITT population was maintained in all the sub-groups studied.

“The data from the Phase III study of rifaximin demonstrated the reduction in risk of HE recurrence was maintained across all 16 of the sub-groups studied; this indicates a high degree of consistency of the ITT outcome,” said Arun Sanyal, MD, Chairman, Division of Gastroenterology, Hepatology and Nutrition, Professor of Medicine at Virginia Commonwealth University Medical Center.

Safety of Rifaximin in Patients with Hepatic Encephalopathy

(Poster Presentation, Thursday, April 23, 8:00 – 8:30 pm, Poster #207)

Kevin Mullen, MD and colleagues today presented an additional sub-analysis that evaluated the safety of rifaximin in the Phase III study population. The analysis indicated that rifaximin, given 550 mg bid, had a safety profile that was comparable to placebo in patients with HE treated for up to six months.

The safety population included the 299 patients who received either rifaximin (n=140) or placebo (n=159). Mean exposure was greater for rifaximin (130 days) versus placebo (106 days), primarily due to breakthrough HE in the placebo group resulting in early discontinuation. Overall, 80% of the 299 patients in the study experienced at least one treatment-emergent adverse event (TEAE), the majority being mild to moderate in intensity. The most common TEAEs (≥10%) that occurred more frequently for rifaximin than placebo were ascites (11% vs 9%), dizziness (13% vs 8%), fatigue (12% vs 11%), and peripheral edema (15% vs 8%) for rifaximin versus placebo, respectively. Severe TEAEs (26% vs

31%) and drug-related TEAEs (19% vs 21%) were similar in rifaximin versus placebo groups, respectively. A similar percentage of patients reported infection in the rifaximin and placebo groups (33% vs 31%, respectively), with the most common being urinary tract infections (6% vs 9%, respectively). The percentage of patients who experienced serious adverse events was similar in the rifaximin (36%) versus placebo group (40%). Additionally, 7% of patients died in each group. No significant differences were noted between groups in other safety assessments.

“Current commonly prescribed treatments for HE may not be tolerated by all patients; therefore, there is an unmet clinical need for new treatments for HE that are effective, safe and tolerable,” said Kevin Mullen, MD, Professor of Medicine at Case Western Reserve University. “This analysis of safety data from the Phase III study, suggests that rifaximin has a comparable safety and tolerability profile to placebo.”

About Hepatic Encephalopathy

Hepatic encephalopathy (HE) is a neurological disorder caused by chronic liver failure resulting in cognitive, psychiatric, and motor impairments.1 The condition encompasses a wide spectrum of often reversible neuropsychiatric abnormalities caused by the inability of the liver to remove toxic products in the gut, most notably ammonia producing bacteria.2 When toxins reach the central nervous system, this condition can result in symptoms ranging in severity from mild cerebral function deficits to coma and characterized by: disruption in sleep patterns, changes in personality and intellectual capacity, high blood ammonia levels, altered neuromuscular activity and electroencephalogram (EEG) abnormalities.2,3

There are reported to be more than 100,000 patients in the United States (U.S.) with overt HE4 with the majority of cases caused by increased nitrogen load (GI bleeding, excess dietary protein, Azotemia), electrolyte imbalance and drug use (narcotics, tranquilizers and sedatives).5 HE occurs frequently in alcoholics with cirrhosis,1 a leading cause of death in the U.S.6 The number of cases of liver disease in the U.S. and around the world is rapidly increasing with more than 7 million people in the U.S. being diagnosed with chronic liver disease.7

About XIFAXAN® (rifaximin)

Rifaximin, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin), currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) is a gut–selective antibiotic with negligible systemic absorption (<0.4%) and broad–spectrum activity in vitro against both gram–positive and gram–negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin (550 mg) is currently in late stage development for the prevention of hepatic encephalopathy breakthrough and maintenance of remission of overt hepatic encephalopathy. Rifaximin has been granted orphan drug designation for the treatment of hepatic encephalopathy by the U. S. Food and Drug Administration. Additionally, rifaximin (550 mg) is under investigation in the United States as a treatment for irritable bowel syndrome.

Rifaximin has been used in Italy for 24 years and is approved in 27 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Morrisville, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Vapreotide acetate, crofelemer and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; our need to return to profitability; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

References

1. National Institute on Alcoholism and Alcohol Abuse of the National Institutes of Health. Hepatic Encephalopathy. September 29, 2004. Available at: http://pubs.niaaa.nih.gov/publications/arh27-3/240-246.htm.

2. Blei AT, Co’rdoba J and The Practice Parameters Committee of the American College of Gastroenterology. Hepatic Encephalopathy. Practice Guidelines.Vol. 96, No. 7, 2001.

3. Abou-Assi S. Vlahcevic ZR. Hepatic encephalopathy. Metabolic consequence of cirrhosis often is reversible. Postgraduate Medicine. 109(2):52-4, 57-60, 63-5 passim, 2001 Feb.

4. Poordad FF. Review Article: The Burden of Hepatic Encephalopathy. Alimentary Pharmacology & Therapeutics. 25 Supplement 1:3-9, February 2007.

5. Worobetz, L.J. Hepatic Encephalopathy. First Principles of Gastroenterology. 2005. Accessed April 21, 2009. Available at: http://www.gastroresource.com/gitextbook/en/chapter14/14-13.htm.

6. Miniño AM, Heron MP, Murphy SL, Kochanek KD. Deaths: Final data for 2004. Centers for Disease Control and Prevention Web site. http://www.cdc.gov/nchs/data/nvsr/nvsr55/nvsr55_19.pdf. Updated October 10, 2007. Accessed January 20, 2008.

7. Everhart JE, editor. The burden of digestive diseases in the United States. US Department of Health and Human Services, Public Health Service, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases. Washington, DC: US Government Printing Office, 2008; NIH Publication No. 09-6443 [pp. 111-114]